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                         ALLIANCE PARTNERS COMPENSATION PLAN

             1.     ESTABLISHMENT OF PLAN.  Alliance Capital Management L.P.
has establishedthis Alliance Partners Compensation Plan to (i) create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth andsuccess of Alliance, including its subsidiaries and (ii) foster the long-term commitment of these employees through the accumulation of capital.

             2. DEFINITIONS. Whenever used in the Plan, each of the following terms shallhave the meaning for that term set forth below:

             (a) "Account means a separate bookkeeping account established for each Participant for each Award, with the amount of the Award credited to the Account together with Earnings thereafter credited thereon.

             (b) "Alliance" means Alliance Capital Management L.P., a Delaware limited partnership, and any successor to all or substantially all of its business and assets.

             (c) "Award" means the amount of the Partners Pool awarded by the Committee to a Participant for any calendar year.

             (d) "Beneficiary" means the beneficiary or beneficiaries of the Participant involved as provided for in Section 9.

             (e) "Board of Directors" means the Board of Directors of Alliance Capital Management Corporation, any successor to it as general partner of Alliance or any successor corporation to all or substantially all of the business and assets of Alliance.

             (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (g) "Committee" means the Management Compensation Committee of Alliance.

             (h) "Company" means Alliance and any corporation or other entity of which Alliance (1) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (2) otherwise has the power to direct or cause the direction of its management and policies.

             (i) "Disability" with respect to a Participant means a good faith determination


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      by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity. In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (1) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not unreasonably be withheld,(2) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (3) arrange to furnish copies of medical records to the Committee and such physicians, and (4) use his or her best efforts to cause the Participant's own physicians to be available to discuss the Participant's health with the Committee and its chosen physicians.

             (j) "Earnings" means an amount computed as of the end of each calendar year equal to the product of (1) the balance of the Participant's Account as of the effective date of the Award credited thereto and (2) a percentage equal to the higher of (i) the "Alliance Growth Rate" for the period from such effective date through the end of the calendar year as of which the computation is being made (the "Earnings Period") and (ii) the "Cumulative Compound Reference Rate" for the Earnings Period. For purposes of the foregoing, the "Alliance Growth Rate" means (A) 1 plus the cumulative percentage increase or decrease in the level of Alliance's pre-tax operating earnings per Unit for each calendar year during the Earnings Period, compounded annually, (B) multiplied by the square of 1 plus the Reference Rate at the end of the Earnings Period, (C) based on such product, determining the resultant compound annual growth rate (using the number of years in the Earnings Period plus two) and (D) on the basis of such computation, determining the cumulative compound growth rate over the Earnings Period. Alliance's pre-tax operating earnings per Unit shall be based on the applicable information reflected in Alliance's consolidated financial statements for each year during the Earnings Period, including the weighted average number of Units outstanding during each such year as indicated in such statements. For purposes of the foregoing, the "Cumulative Compound Reference Rate" means (E) 1 plus the cumulative Reference Rate determined by taking the Reference Rate at the end of each calendar year during the Earnings Period, compounded annually, (F) multiplied by the square of 1 plus the Reference Rate at the


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      end of Earnings Period, (G) based on such product, determining the resultant compound annual rate (using the number of years in the Earnings Period plus two) and (H) on the basis of such computation, determining the cumulative compound rate over the Earnings Period. All computations shall be made by the Committee and the resulting amounts rounded to the nearest one hundredth.

             (k) "Eligible Employee" means, for any calendar year, an employee of a Company whose annual compensation from the Companies for such year, excluding any Award, exceeds the amount prescribed by Code section 414(q)(1)(B) as adjusted from time to time and is such that the employee is a "highly-compensated employee" by reference to ERISA sections 201(2), 301(a)(3) and 401(a)(1), as determined by the Committee.

             (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

             (m) "Final Account Balance" means the aggregate of the vested balances of a Participant in each Account maintained for the Participant as of the end of the calendar year immediately preceding the calendar year in which the employment of the Participant with the Companies terminates for any reason or, if the Participant's employment with the Companies terminates as of a calendar year end, as of that year end.

             (n) "Participant" means any Eligible Employee of any Company who has been designated by the Committee to receive an Award for any calendar year and who thereafter remains employed by a Company.

             (o) "Partners Pool" means, for each calendar year commencing with 1995, the sum of (1) the maximum amount first available to be awarded under this Plan with respect to that year, (2) the aggregate amount forfeited pursuant to Section 7 for that year, and(3) an amount equal to the difference between the amount of the Partners Pool for the immediately preceding calendar year (as computed pursuant to this Subsection for that prior year) and the aggregate amount of Awards for such year.

             (p) "Plan" means the Alliance Partners Compensation Plan, as set forth herein and as amended from time to time.

             (q) "Reference Rate" for any year means the average of the rates of interest


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      on 6-month commercial paper as reflected on "Federal Reserve statistical release" H.15 (or any successor publication thereto) as of the last day of the calendar year for or as of which such rate is to be determined and
      as of the last day of the immediately prior twelve   calendar months.

             (r) "Retirement" with respect to a Participant means that the employment of the Participant with the Companies has terminated either
      (1) on or after the Participant's attaining age 65, or (2) on or after the Participant's attaining age 55 at a time when the sum of the Participant's age and aggregate full calendar years of service with the Companies, including service prior to April 21, 1988 with the corporation then named Alliance Capital Management Corporation, equals or exceeds 70.

             (s) "Termination of Employment" means that the Participant involved is no longer performing services as an employee of any Company other than pursuant to a severance or special termination arrangement.

             (t) "Units" means the units representing assignments of beneficial ownership of limited partnership interests in Alliance, including such units issuable upon conversionof the Class A Limited Partnership Interest in Alliance and unit equivalents.

      3. ELIGIBILITY. The Committee, in its sole discretion, will designate those Eligible Employees employed by a Company at the end of a calendar year who are to receive Awards for that year. In making such designation, the Committee will consider an Eligible Employee's position with a Company, the manner in which the Eligible Employee is expected to contribute to the future growth and success of the Company and such other criteria as it shall deem relevant. The Committee may vary the amount of Awards to a particular Participant from year to year and may determine that a Participant who received an Award for a particular year is not eligible to receive any Award with respect to any subsequent year. An Eligible Employee who is a member of the Committee during a particular year shall be eligible to receive an Award for that year only if the Award is approved by the majority of the other members of the Committee.

      4. GRANT OF AWARDS. Not later than thirty days after the end of each calendar year commencing with 1995, the Committee may make Awards, effective as of December 31 of the year to which the Award relates, in such amounts as of the Committee determines in its sole discretion. A Participant to whom an Award is made shall promptly thereafter be notified of the Award in writing by the Committee. The amount of each Award made to a Participant will be


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credited to a separate Account as of the effective date of the Award.  In its sole discretion, the Committee may determine that the aggregate amount of Awards for any year will be less than the Partners Pool for that year.

             5. EARNINGS ON AN ACCOUNT. As of the end of each calendar year following the year for which an Account is established, each Account maintained for a Participant who was employed by the Company at the end of that year will be credited or debited, as applicable, with the amount, if any, necessary to reflect Earnings as of that date. As soon as practicable after the end of each such calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year.

             6. VESTING OF AMOUNTS IN A PARTICIPANT'S ACCOUNT. With respect to each Award made for 1995, a Participant's rights and interest therein and any Earnings thereon credited to the Participant's Account will vest at the rate of 33 1/3 percent for each full calendar year that the Participant is employed by a Company after 1995. With respect to each Award made for a calendar year after 1995, a Participant's rights and interest therein and any Earnings thereon credited to the Participant's Account will vest at the rate of 12 1/2 percent for each full calendar year that the Participant is employed by a Company after the effective date of the Award. Notwithstanding any provision of this Plan to the contrary, a Participant's rights and interest in the balance in the Participant's Account to the extent not then vested shall become fully vested upon the Participant's death, Disability or Retirement.

             7. FORFEITURE OF A PARTICIPANT'S ACCOUNT BALANCES. If a Participant ceases to be employed by any of the Companies other than by reason of the Participant's death, Disability or Retirement, the balance of any Account maintained for a Participant on the effective date of the Participant's Termination of Employment that is not then fully vested pursuant to Section 6 will thereupon be forfeited; provided, however, that, in its sole discretion, the Committee may determine to accelerate the Participant's vesting in any such Account and avoid the forfeiture of the Participant's otherwise unvested Account balance. Any amounts forfeited pursuant to this Section 7 shall increase the amount of the Partners Pool as provided for in Section 2(o)(3).

             8.     DISTRIBUTIONS OF A PARTICIPANT'S FINAL ACCOUNT BALANCES.

             (a) In the event a Participant's employment with the Companies terminates by reason of the Participant's death, the Participant's Final Account Balance,


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      plus interest as provided in Subsection (d)(i) of this Section, will be distributed to the Participant's Beneficiary in a single-sum cash payment within 45 days after the later of the date the Committee receives (i) written notification in form satisfactory to it of the Participant's death, and (ii) any tax waiver or governmental document deemed relevant by the Committee with respect to making the payment.

             (b) In the event a Participant's employment with the Companies terminates by reason of the Participant's Disability or Retirement, the Participant's Final Account Balance, plus interest as provided in Subsection (d)(ii) of this Section, will be distributed to the Participant or to the Participant's Beneficiary, as the case may be, in cash in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of such Disability or Retirement and the others to be made within 45 days of January 1 in each of the four subsequent calendar years; provided, however, that a payment shall be made in a single-sum in an amount up to 50 percent of his or her Final Account Balance, plus interest as provided in Subsection (d)(i) of this Section, if the Participant elects to receive such a payment by written notice submitted to the Committee at least twelve months before the effective date of the Participant's Disability or Retirement, as the case may be. Any such single-sum payment shall be made within 45 days after the effective date
      of the Participant's Disability or    Retirement, as the case may be, and
      the subsequent five equal installment payments, which shall total (i) the Final Account Balance reduced by the single-sum payment computed without regard to Subsection (d)(i) of this Section plus (ii) interest as provided in Subsection (d)(ii) of this Section, shall be made within 45 days of January 1 in each of the five subsequent calendar years.

             (c) In the event a Participant's employment with the Companies terminates for any reason other than the Participant's death, Disability or Retirement, the Participant's Final Account Balance, plus interest as provided in Subsection (d)(ii) of this Section, will be distributed to the Participant or the Participant's Beneficiary, as the case may be, in cash in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of the Participant's Termination of Employment and the others within 45 days of January 1 in each of the four subsequent calendar years.


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              (d)(i) Each single-sum payment to be made pursuant to Subsection
      (a) or (b) of this Section shall include interest on the Final Account Balance to be paid at the Reference Rate as of the date the Final Account Balance is to be determined.

              (ii)  Each installment payment to be made pursuant to Subsection
      (b) or (c) of this Section shall be calculated by considering the portion of the Participant's Final Account Balance payable in installments as an indebtedness that accrues interest at the Reference Rate as of the date the Final Account Balance is determined and that will be amortized by equal payments on January 1 of the five calendar years in which the installments payments are to be made sufficient to fully discharge the deemed indebtedness by the final installment payment.

             (e) There shall be withheld from each payment made pursuant to the Plan any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law. A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by section 3101 of the Code, or any successor provision, on any Award made to theParticipant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse Alliance for the amount of the tax not withheld promptly upon Alliance's request therefore.

             9. DESIGNATION OF BENEFICIARIES. Each Participant may file with the Committee a written designation of one or more persons, including a trust or the Participant's estate, as the Beneficiary entitled to receive, in the event of the Participant's death, an amount which otherwise would have been distributable under the Plan to the Participant. A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i) no such Beneficiary designation is in effect at the time of a Participant's death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant's estate shall be the Participant's Beneficiary.

             10. ADMINISTRATION OF THE PLAN. The Plan is intended to be an unfunded, non-qualified deferred compensation plan maintained primarily for a select group of management or highly-compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be administered by the Committee as such and in accordance with its terms.


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The Committee shall have the full power and authority to administer and interpret the Plan and to take any and all actions in connection with the Plan, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements. The Committee's interpretation and construction of the Plan, including its computation of Earnings, shall be conclusive and binding on all persons having an interest in the Plan.

             11. AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN. The Board of Directors, and the Committee consistent with Board of Directors authorization, reserve the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Plan in whole or in part in a manner; provided that no such amendment, suspension or termination shall adversely affect any right of any Participant or Beneficiary with respect to any balance in any Account prior to such amendment, suspension or termination.

             12.    GENERAL PROVISIONS.

             (a) Neither the establishment of the Plan nor the grant of any Award or any action of any Company, the Board of Directors, or the Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

             (b) The right of any Participant or Beneficiary to receive payments under thePlan shall be an unsecured claim against the general assets of Alliance. All distributions to be made under the Plan shall be paid from the general funds of Alliance and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of any such distributions. No Participant or Beneficiary shall have any right, title or interest whatsoever in, or to, any investments which Alliance may make to assist it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Company and any other person.

             (c) No right to receive any payment under the Plan may be transferred or assigned, pledged or otherwise encumbered by anyParticipant or Beneficiary other than


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      by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.

             (d) If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

             (e) Any notice to be given by the Committee under the Plan to a Participant or Beneficiary shall be in writing addressed to the Participant or Beneficiary, as the case may be, at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee. Any notice to be given by a Participant under the Plan shall be in writing addressed to the committee at the address of Alliance.

             (f) Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

             (g) The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.


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